Exhibit 99.1

NewsRelease

Teledyne Technologies Agrees to Sell
Teledyne Continental Motors to AVIC International
THOUSAND OAKS, Calif. and BEIJING, China — December 14, 2010 — Teledyne Technologies Incorporated (NYSE: TDY) (“Teledyne”) and AVIC International Holding Corporation (“AVIC International”) announced today an agreement to sell Teledyne’s general aviation piston engine business to Technify Motor (USA) LTD., a subsidiary of AVIC International, for $186 million in cash. Under the transaction, AVIC International will acquire Teledyne Continental Motors, Inc. (“Continental Motors”) and Teledyne Mattituck Services, Inc.
Headquartered in Mobile, Ala., Continental Motors is a leading manufacturer of FAA-certified piston engines, as well as spare parts and components, used in small propeller-driven general aviation aircraft around the world. Continental Motors employs approximately 400 workers in Mobile, and has been a highly reliable manufacturer of commercial aircraft piston engines for more than 80 years. Continental Motors also maintains service centers in Fairhope, Ala. and Mattituck, N.Y.
With major customers such as Boeing, Airbus, Honeywell and Snecma, AVIC International is a trusted supplier and partner of leading aviation companies in the U.S. and around the world. The transaction will enhance the ability of Continental Motors to compete globally, especially in growing overseas markets, such as China. Today, Continental Motors’ primary markets are the U.S. and Europe. On the other hand, China opens one of the world’s largest potential markets for general aviation aircraft, due to its growing population, large geographical area and expanding infrastructure. Compared to 230,000 general aviation aircraft in the U.S, China has approximately 900 small aircraft operating in the country. That number is expected to grow over the next decade, raising demand for FAA-certified piston engines.
AVIC International was attracted to Continental Motors’ long history in the general aviation market and the company’s reputation for product quality, safety and service. With the acquisition of Continental Motors, AVIC International is making a principal commitment to the Mobile region. AVIC International expects to retain the senior management of Continental Motors and maintain Continental Motors’ global headquarters in Mobile, Ala. Furthermore, the transaction sets the stage for new hires of skilled workers in Mobile, as international demand for piston-powered aircraft would result in increased engine manufacturing at Continental Motors. AVIC International also plans continued investment and upgrades in Continental Motors’ operations, as well as increased research and new product development.
“I am excited about the opportunity to work with the AVIC International team,” said Rhett Ross, President of Continental Motors. “AVIC International will greatly strengthen Continental Motors’ market access. In addition, increased investment will accelerate new products, such as Continental Motors’ TD-300 diesel engine, which is well-suited to growing regions given international fuel availability. The transaction will allow Continental Motors to continue to be a global leader in the general aviation piston engine industry.”

“The sale of Continental Motors to AVIC International is the right long-term solution for Continental Motors, its workforce and the Gulf Coast Community,” said Robert Mehrabian, Chairman, President and Chief Executive Officer of Teledyne. “This sale allows Teledyne to focus on its core businesses, while ensuring a bright future for Continental Motors to build on its long, successful history as a manufacturer of proven piston engines for general aviation aircraft. This will significantly enhance Continental Motors’ opportunity to enter the global market for the sale and service of general aviation piston engines.”
“AVIC International is eager to begin its collaboration with Continental Motors, continuing its reputation as a highly respected maker of FAA-certified piston engines,” said Wu Guangquan, President & CEO, AVIC International. “We are impressed with Continental Motors’ products, employees and facilities. Furthermore, we were attracted to Mobile’s international environment focus and the continually growing concentration of aviation-related international companies in the Mobile area. We look forward to working with current leadership at Continental Motors to expand the Continental Motors’ facility to supply expected growth in the general aviation market worldwide, in particular, to ensure safe and reliable aircraft operations for all customers.”
The transaction is expected to close in the first quarter of 2011. The acquisition of Continental Motors by AVIC International is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act and by the U.S. Government’s Committee on Foreign Investment in the United States (CFIUS), as well as obtaining all relevant Chinese Government Approvals.
Continental Motors and its predecessors produced their first commercial aircraft engine in 1929 and have been in continuous production ever since. The company’s current engines range from 100 to 350 horsepower and are used in small general aviation aircraft for personal and business use. Continental Motors does not produce or use military or defense-related technology.
A brief presentation summarizing the proposed transaction and growth opportunities will be posted to Continental Motors’ website at www.genuinecontinental.aero.
About Teledyne Technologies
Teledyne Technologies is a leading provider of sophisticated electronic subsystems, instrumentation and communication products, engineered systems, aerospace engines, and energy and power generation systems. Teledyne Technologies’ operations are primarily located in the United States, the United Kingdom and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com.
About AVIC International
AVIC International Holding Corporation, headquartered in Beijing, China, is a multinational commercial business with 60 international offices and 7 listed companies whose businesses operate in world aviation subcontracts and commercial aircraft sale and after-sale service, trade and logistics, luxury consumer and retail, real estate, industry manufacturing and resource development. In 2009, AVIC International has consolidated annual sales of approximately US $6 billion. With over 30 years of aerospace manufacturing and sales experience, AVIC International’s aviation customers include Boeing, Airbus, Snecma and Honeywell. For more information, visit AVIC International’s website at www.avic-intl.cn.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements of Teledyne, as defined in the Private Securities Litigation Reform Act of 1995, relating to a potential divestiture and strategic focus. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2010 Annual Report on Form 10-K and Forms 10-Q. Teledyne Technologies assumes no duty to update its forward-looking statements.

Investors and National Media:	Jason VanWees Teledyne Technologies (805) 373-4542

Press and Local Media:	Rick Heartsill Direct Communications (205) 356-8180